Exhibit 99.1

Orthofix International Sells Vascular Business to Covidien

BOSTON, Mar 08, 2010 (BUSINESS WIRE) -- Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today it has sold the assets of its vascular business, including its AV-Impulse(R) mechanical compression technology, to Covidien.

"This transaction represents another important step towards focusing Orthofix on strategic market segments that represent long term growth potential for the Company," said Orthofix's CEO Alan Milinazzo. "Additionally, the proceeds from the sale of this business will allow us to further deleverage our balance sheet."

As part of the sale, Orthofix has agreed to provide transitional services to Covidien for a period of up to five months. Additionally, under the terms of two Supply Agreements, Orthofix will provide Covidien with 2-years' worth of Impads used in conjunction with the compression therapy devices being sold, as well as with additional products relating to this business for a 90 day period.

Impact on 2010 Financial Results

Orthofix expects the following financial impact as a result of the sale:

•	2010 GAAP EPS guidance increased to $2.24-$2.28

•	Revised 2010 revenue guidance = $568-576 million

o	Q1 lower by $2-$3 million

•	Net cash proceeds of up to $19 million will be used to reduce outstanding long term debt by approximately 7%; expected reduction in debt/EBITDA ratio* of 13%

•	Revised 2010 interest expense = $22-$24 million

•	Additional expected impact to GAAP EPS:

o	Q1 GAAP EPS = $0.80-$0.83

▪	Includes net gain on sale of up to $0.42

o	Q2-Q4 impact to earnings from the sale of the business and the repayment of debt is expected to be a total net reduction of $0.14-$0.18

*as defined in the amended credit agreement

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including BREG, Inc. and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborates with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and The University of Medicine and Dentistry of New Jersey. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the "Legal Proceedings" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

SOURCE: Orthofix International N.V.

Orthofix International N.V.
Dan Yarbrough, 617-912-2903
Vice President of Investor Relations
danyarbrough@orthofix.com